EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G and any further amendments thereto needs to be filed with respect to the beneficial ownership by each of the undersigned of the common stock of NOMAD Power Solutions, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13G, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning any other person making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement as to Joint Filing may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have set their hands as of this 26th day of October, 2026.

North York Ltd.

By:	/s/ Ashwood Leon Forbes
Name:	Ashwood Leon Forbes
Title:	Director

Ashwood Leon Forbes

By:	/s/ Ashwood Leon Forbes